Exhibit 99.1

Contacts:
Media	Russell Schweiss	904-357-9158
Investors	Beth Johnson	904-357-9136

RAYONIER ADVANCED MATERIALS REPORTS FIRST QUARTER RESULTS
•Raising 2015 EBITDA guidance to $210 to $225 million

•	On track to achieve annualized cost savings of approximately $40 million

•	Full year cellulose specialties volumes comparable to 2014/2013

•	$32 million reduction in net debt during the first quarter

JACKSONVILLE, Fla. - May 1, 2015 - Rayonier Advanced Materials Inc. (NYSE:RYAM) today reported net income for the first quarter 2015 of $11 million, or $0.25 per share compared to $31 million, or $0.73 per share for the same period in 2014. Pro forma net income for the first quarter 2014 was $33 million, or $0.78 per share. There were no pro forma adjustments for the first quarter 2015.
“Our first quarter results were in line with our expectations. We generated solid cash flow and were able to reduce net debt by $32 million,” said Paul Boynton, Chairman, President and Chief Executive Officer. “We continue to focus on our 2015 initiatives to reduce costs and working capital, optimize our assets and grow our business.”
First Quarter Results
Sales for the first quarter of 2015 were $221 million compared to $243 million in the prior year period. The $22 million decline was primarily due to lower cellulose specialties sales prices and volumes. Cellulose specialties sales volumes declined in early 2015 due to timing of customer orders mainly related to acetate tow destocking as previously communicated. Full year volumes are on track to be comparable to 2014/2013 levels, with the vast majority of these volumes under contract. Operating income for the first quarter of 2015 was $24 million compared to pro forma operating income of $46 million for the same period in the prior year. The $22 million decline is primarily due to lower cellulose specialties prices. Lower cellulose specialties volumes were offset by increased commodity volumes and improved commodity profitability. Operating income was negatively impacted by higher selling and general expenses as a result of being an independent, public company and higher professional fees incurred during the period.
Interest Expense, Net
Interest expense, net of interest income, was $9 million for the first quarter of 2015 reflecting the debt issued to effect the separation.
Income Tax Expense
The first quarter 2015 effective tax rate of 28.2 percent is comparable to the same period in 2014 of 28.6 percent. For the first quarter of 2015, the effective tax rate was below the federal rate of 35 percent primarily due to the benefit of domestic manufacturing tax deduction and state tax credits. The full year effective tax rate is expected to be between 33 and 34 percent.
Cash Flow and Liquidity
The Company generated adjusted free cash flow of $32 million and reduced net debt by $32 million. As of March 28, 2015, the Company had $300 million of liquidity including $222 million available under its revolving credit facility after taking into account outstanding letters of credit.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

Outlook
“Although cellulose specialties volumes were lower in the first quarter as expected, we are off to a good start in 2015 driven by our cost reduction and continuous improvement initiatives. Based on our performance to date, we believe we will realize our goal of run-rate savings approaching $40 million and capture a significant portion of these savings in 2015. This progress, coupled with favorable input costs, specifically for certain chemicals and energy, allows us to raise our EBITDA guidance for 2015 to $210 to $225 million,” said Boynton.
Conference Call Information
A conference call will be held on Friday, May 1, 2015 at 9 a.m. EDT to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonieram.com. Investors may also choose to access the conference call by dialing (800) 857-7003, password: Rayonier Advanced Materials. A replay of this webcast will be available on the Company’s website shortly after the call.
About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials’ intellectual property and manufacturing processes have been developed over 85 years, resulting in unique properties and very high quality and consistency. The Company’s facilities can produce up to 675,000 metric tons of cellulose specialties products for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals. Rayonier Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 79 ports around the world, serving customers in 20 countries across five continents. More information is available at www.rayonieram.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes, including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Such risks and uncertainties include, but are not limited to: competitive pressures in the markets in which we operate; customer concentration; changes in cellulose specialties product prices; changes in raw material and energy prices; international operations; changes in global economic conditions, including currency; the Chinese dumping duties currently in effect for commodity viscose pulps; litigation with the Altamaha Riverkeeper relating to our permitted Jesup, Georgia effluent discharge; the effect of current and future environmental laws and regulations; the potential impact of future tobacco-related restrictions; potential for additional pension contributions; labor relations with the unions representing our hourly employees; the effect of weather and other natural conditions; changes in transportation-related costs and availability; the failure to attract and retain key personnel; the failure to develop new ideas and protect our intellectual property; uncertainties related to the availability of additional financing to us in the future and the terms of such financing; our inability to make or effectively integrate future acquisitions and engage in certain other corporate transactions; any failure to realize expected benefits from our separation from Rayonier Inc.; our debt obligations; and uncertainties relating to general economic, political, business, industry, regulatory and market conditions.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income
March 28, 2015 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 28,	December 31,	March 31,
	2015	2014	2014
Net Sales
Cellulose specialties	$179	$214	$206
Commodity products and other	42	34	37
Total Net Sales	221	248	243
Cost of Sales	184	187	189
Gross Margin	37	61	54
Selling and general expenses	12	13	8
Other operating expense, net (a)	1	76	3
Operating Income (Loss)	24	(28)	43
Interest and other expense, net	9	10	—
Income (Loss) Before Income Taxes	15	(38)	43
Income tax expense (benefit)	4	(15)	12
Net Income (Loss)	$11	$(23)	$31
Earnings Per Share of Common Stock
Basic earnings (loss) per share	$0.25	$(0.55)	$0.73
Diluted earnings (loss) per share	$0.25	$(0.55)	$0.73

Pro forma net income per share (b)	$0.25	$0.61	$0.78

Shares used for determining (c)
Basic EPS	42,186,130	42,185,223	42,176,565
Diluted EPS	42,204,774	42,185,223	42,176,565

(a)	Other expenses primarily consist of environmental and one-time separation and legal costs.

(b)	Pro forma net income per share is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

(c)
On June 27, 2014, 42,176,565 shares of our common stock were distributed to Rayonier Inc. shareholders in conjunction with the separation of the businesses. For comparative purposes, we have assumed this amount to be outstanding as of the beginning of each period prior to the separation in the calculation of Basic Earnings Per Share.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
March 28, 2015 (Unaudited)
(millions of dollars)

	March 28, 2015	December 31, 2014
Assets
Cash and cash equivalents	$78	$66
Other current assets	223	254
Property, plant and equipment, net	841	843
Other assets	140	141
	$1,282	$1,304
Liabilities and Stockholders’ Deficit
Current maturities of long-term debt	$8	$8
Other current liabilities	114	123
Long-term debt	917	936
Non-current liabilities for disposed operations	147	149
Other non-current liabilities	149	150
Total stockholders’ deficit	(53)	(62)
	$1,282	$1,304

Condensed Consolidated Statements of Cash Flows
March 28, 2015 (Unaudited)
(millions of dollars)

	Three Months Ended
	March 28, 2015	March 31, 2014
Cash provided by operating activities:
Net income	$11	$31
Depreciation and amortization	22	21
Other items to reconcile net income to cash provided by operating activities	2	2
Changes in working capital and other assets and liabilities	21	1
	56	55
Cash used for investing activities:
Capital expenditures	(24)	(22)
Other	—	1
	(24)	(21)
Cash used for financing activities:
Repayment of debt	(20)	—
Net payments to Parent	—	(34)
	(20)	(34)
Cash and cash equivalents:
Change in cash and cash equivalents	12	—
Balance, beginning of year	66	—
Balance, end of period	$78	$—

B

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
March 28, 2015 (Unaudited)
(millions of dollars)

	Three Months Ended
EBITDA (a):	March 28, 2015	March 31, 2014
Net income	$11	$31
Depreciation and amortization	22	21
Interest, net	9	—
Income tax expense	4	12
EBITDA	$46	$64

One-time separation and legal costs	—	3
Pro forma EBITDA	$46	$67

	Three Months Ended
Adjusted Free Cash Flow (b):	March 28, 2015	March 31, 2014
Cash provided by operating activities	$56	$55
Capital expenditures	(24)	(22)
Adjusted Free Cash Flow	$32	$33

(a)
Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is defined by the Securities and Exchange Commission. Pro Forma EBITDA is defined as EBITDA adjusted for one-time separation and legal costs.

(b)
Adjusted Free Cash Flow is defined as cash provided by operating activities adjusted for capital expenditures excluding strategic capital. Adjusted Free Cash Flow is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common stock, debt reduction and strategic acquisitions. Adjusted Free Cash Flow is not necessarily indicative of the Adjusted Free Cash Flow that may be generated in future periods.

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
March 28, 2015 (Unaudited)
(millions of dollars, except per share information)

Pro Forma Operating Income and Net Income (a):
	Three Months Ended
	December 31, 2014		March 31, 2014
	$	Per Diluted Share	$	Per Diluted Share
Operating income (loss)	$(28)		$43
One-time separation and legal costs	2		3
Environmental reserve and impairment adjustments	76		—
Insurance settlement	(3)		—
Pro forma operating income	$47		$46

Net income (loss)	$(23)	$(0.55)	$31	$0.73
One-time separation and legal costs, net of tax	2	0.04	2	0.05
Environmental reserve and impairment adjustments, net of tax	49	1.17	—	—
Insurance settlement, net of tax	(2)	(0.05)	—	—
Pro forma net income	$26	$0.61	$33	$0.78

(a)
Pro Forma Operating Income is defined as operating income adjusted for one-time separation and legal costs, environmental reserve and impairment adjustments and insurance settlement. Pro Forma Net Income is defined as net income adjusted net of tax for one-time separation and legal costs, environmental reserve and impairment adjustments and insurance settlement.

D